Exhibit 10.3

$53,000,000
TERM LOAN AGREEMENT
among
INTEGRATED ELECTRICAL SERVICES, INC.,
as Borrower,
The Several Lenders from Time to Time Party Hereto,
and
WILMINGTON TRUST COMPANY,
as Administrative Agent
Dated as of May 12, 2006

SCHEDULES:

1.1A	Commitments
1.1B	Bonded Contracts
1.1C	Mortgaged Property
1.1D	Commercial Subsidiaries
1.1E	Residential Subsidiaries
1.1F	Shutdown Subsidiaries
3.4	Consents, Authorizations, Filings and Notices
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(c)	Mortgage Filing Jurisdictions
5.10	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Vinson & Elkins LLP
G	Form of Intercreditor Agreement

          TERM LOAN AGREEMENT (this “Agreement”), dated as of May 12, 2006, among INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party to this Agreement (collectively, the “Lenders”) and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as administrative agent.
WITNESSETH:
          WHEREAS, on February 14, 2006 (the “Petition Date”), the Borrower and certain of its direct and indirect domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) and continued in possession of their property and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108;
          WHEREAS, (i) on April 28, 2006, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Joint Plan of Reorganization of Integrated Electrical Services, Inc., dated as of March 17, 2006 (as in effect on the date of confirmation thereof pursuant to the Confirmation Order, the “Plan of Reorganization”); and
          WHEREAS, in connection with confirmation and implementation of the Plan of Reorganization, the Debtors have requested the Lenders to make loans and other extensions of credit available to the Debtors to enable the Debtors to finance certain aspects of the Plan of Reorganization, including repayment in full of the holders of the Senior Convertible Notes (as defined below) and pay related fees and expenses under this Facility, and the Lenders have agreed, subject to the terms and conditions hereof, to enter into this Agreement.
          Accordingly, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABL Facility”: the revolving credit facility provided to the Borrower and certain of its Subsidiaries pursuant to the ABL Facility Agreement and any refinancings, renewals or extensions thereof in accordance with Section 6.2.
          “ABL Facility Agent”: Bank of America, N.A., in its capacity as agent under the ABL Facility Agreement, and any successor agent thereto.
          “ABL Facility Agreement”: the Loan and Security Agreement, dated as of the date hereof, among the Borrower, the Subsidiaries of the Borrower party thereto, the financial institutions named therein and the ABL Facility Agent, as in effect on the date hereof and as hereafter amended, supplemented or otherwise modified from time to time in accordance with Section 6.8 or refinanced, renewed or extended in accordance with Section 6.2.
          “ABL Facility Amount”: $10,000,000; provided that the ABL Facility Amount shall be $15,000,000 for the initial 45 days after the Closing Date.

          “Adjusted Applicable Interest Rate”: the Applicable Interest Rate as it may be adjusted from time to time in accordance with Section 2.8.
          “Adjusted Net Earnings from Operations”: with respect to any period of the Loan Parties, the Loan Parties’ net income on a consolidated basis after provision for income taxes for such period, as determined in accordance with GAAP and reported on the financial statements for such period, excluding any and all of the following to the extent included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by any Loan Party in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a Loan Party) in which any Loan Party has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Loan Party in the form of cash distributions; (e) earnings of any Person to which assets of any Loan Party shall have been sold, transferred or disposed of, or into which the Loan Party shall have been merged, or which has been a party with any Loan Party to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Loan Parties or from cancellation or forgiveness of Indebtedness; and (g) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.
          “Administrative Agent”: Wilmington Trust Company, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and assigns.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Aggregate Principal Amount Outstanding”: at any time, the amount equal to the sum of (a) the principal amount of the Loans outstanding at such time and (b) the amount of interest, if any, at such time that has accrued and been paid by capitalizing such interest as additional Loans under the Facility.
          “Agreement”: as defined in the preamble hereto.
          “Applicable Interest Rate”: 10.75% per annum.
          “Approved Fund”: as defined in Section 9.6(b).
          “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.
          “Assignee”: as defined in Section 9.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

          “Bankruptcy Code”: as defined in the recitals hereto.
          “Bankruptcy Court”: as defined in the recitals hereto.
          “Benefitted Lender”: as defined in Section 9.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “BofA Loan Termination Date”: as defined in the Intercreditor Agreement and after taking into account Section 5.3(b) thereof.
          “Bonded Accounts”: as to any Loan Party, all now owned or hereafter acquired accounts (as defined in the Uniform Commercial Code) and (whether included in such definition) accounts receivable, and proceeds (other than such proceeds which are negotiable instruments or cash or Cash Equivalents in the possession or control of the ABL Facility Agent or the Administrative Agent, as applicable), including, without limitation, all insurance proceeds and letter of credit proceeds, in each case solely to the extent such accounts, accounts receivable and proceeds arise out of a Bonded Contract including, but not limited to, Bonded Retainage, and all forms of obligations whatsoever owing to any Loan Party under instruments and documents of title constituting the foregoing or proceeds thereof; and all rights, securities and guarantees with respect to each of the foregoing.
          “Bonded Contract”: the contracts listed on Schedule 1-1B attached hereto and any future contract in respect of which any Surety Bond shall have been issued on behalf of any Loan Party.
          “Bonded Equipment”: all now owned or hereafter acquired right, title and interest with respect to equipment (as defined in the Uniform Commercial Code) owned by a Loan Party and (whether or not included in such definition) all other personal property, in each case which is delivered to, prefabricated for or specifically ordered for a Bonded Job Site, whether or not the same will be deemed to be affixed to, arise out of or relate to any real property, together with all accessions thereto.
          “Bonded Inventory”: all now owned or hereafter acquired inventory of the Loan Parties including, without limitation, goods, merchandise and other personal property, in each case which is furnished under any Bonded Contract, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description in each case which is delivered to, prefabricated for or specifically ordered for a Bonded Job Site.
          “Bonded Job Site”: the site specified in a Bonded Contract where any Loan Party is to perform the specialized electrical and communication services required thereunder, including all other labor, materials, equipment and services provided or to be provided to fulfill its obligations thereunder.
          “Bonded Retainage”: contract proceeds periodically withheld by an account debtor to provide further security for the performance by any Loan Party of a Bonded Contract, and as such are payable to it only upon a clear demonstration of compliance with the terms of a Bonded Contract.
          “Borrower”: as defined in the preamble hereto.
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the purchase, leasing (pursuant to a capital lease) or other acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cases”: the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.
          “Cash Collateral”: cash or Cash Equivalents, and any interest earned thereon, that are deposited with the ABL Facility Agent in the Cash Collateral Account.
          “Cash Collateral Account”: as defined in the ABL Facility Agreement in effect as of the Closing Date.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s and having maturities of not more than twelve months; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Chubb”: Federal Insurance Company, an Indiana corporation, or any of its affiliates or Subsidiaries.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is May 12, 2006.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commercial EBIT”: solely with respect to the Commercial Subsidiaries, for any period, on a consolidated basis, Adjusted Net Earnings from Operations plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for such period (but without duplication), the sum of interest expense, federal, state, local and foreign income tax expense and other identified non-cash items not otherwise included which are acceptable to (x) the ABL Facility Agent at any time prior to the BofA Loan Termination Date and (y) at any time thereafter, the Initial Lenders.
          “Commercial Subsidiaries”: the Subsidiaries of the Borrower listed on Schedule 1.1D.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.11, 2.12 or 9.5 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Term Commitment.
          “Confirmation Order”: as defined in the recitals hereto.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Aggregate Principal Amount Outstanding), (c) depreciation and amortization expense and (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash compensation costs, (f) other identified non-cash items not otherwise included which are acceptable to the Initial Lenders and (g) professional fees and expenses incurred by the Debtors during, and directly related to, the Cases and fees and expenses of Glass & Associates up to $1,000,000, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) income tax credits (to the extent not netted from income tax expense) and (iii) any other non-cash income.
          Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) the difference between (x) (i) for fiscal periods occurring prior to the date of this Agreement, EBITDAR for such period and (ii) for all fiscal periods thereafter, EBITDA and (y) Shutdown EBIT to (b) the sum (without duplication) of (i) cash interest expense for such period, (ii) Capital Expenditures (excluding Capital Expenditures funded with Indebtedness other than any revolving loans under the ABL Facility Agreement but including, without duplication, principal payments with respect to such Indebtedness) for such period, (iii) principal payments of Indebtedness (other than revolving loans under the ABL Facility Agreement and mandatory prepayments from Asset Sales) for such period and (iv) federal, state, local and foreign income taxes (including accrued taxes) for such period.
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) the sum of (i) Indebtedness outstanding under the ABL Facility Agreement on such day plus (ii) LC Outstandings (as defined in the ABL Facility Agreement) on such day plus (iii) the Indebtedness outstanding under this Agreement on such day minus (y) Eligible Cash Collateral on such day to (b) (i) for fiscal periods occurring prior to the date of this Agreement, EBITDAR for such period and (ii) for all fiscal periods occurring thereafter, EBITDA for such period.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Plan of Reorganization and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 50% of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Debtors”: as defined in the recitals hereto.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “DIP Credit Facility”: the debtor-in-possession financing facility provided pursuant to the Debtor-in-Possession Loan and Security Agreement, dated as of February 14, 2006, among the Borrower, Bank of America, N.A., as agent, and the lenders from time to time party thereto, as amended, supplemented or otherwise modified, together with all instruments and other agreements entered into by the Borrower, any Debtor or any other Group Member in connection therewith.
          “Disclosure Statement”: the Second Amended Disclosure Statement for the First Amended Joint Plan of Reorganization of Integrated Electrical Services, Inc. and Certain of Its Direct and Indirect Subsidiaries Under Chapter 11 of the Bankruptcy Code, dated as of March 17, 2006, approved by the Bankruptcy Court on March 10, 2006, describing the Plan of Reorganization and distributed to certain holders of claims in connection with voting on the Plan of Reorganization.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “EBITDA”: for any period, on a consolidated basis for the Loan Parties, Adjusted Net Earnings from Operations for such period plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that period (but without duplication), the sum of interest expense, federal, state, local and foreign income tax expense, depreciation, amortization, non-cash compensation expenses, other identified non-cash items not otherwise included which are acceptable to (x) the ABL Facility Agent at any time prior to the BofA Loan Termination Date and (y) at any time thereafter, the Initial Lenders, any paid restructuring expenses (including professional fees) incurred in connection with the Case), any unpaid restructuring expenses (including professional fees) incurred in connection with the Cases to the extent the amount of such unpaid expenses are not included in excess of the sum of (a) the Restructuring Expenses Reserve and (b) the Cash Collateral deposited in a Cash Collateral Account in excess of the amount required pursuant to Section 6.1(g), restructuring expenses up to $8,600,000 related to impairments to Net Working Capital in connection with the Shutdown Subsidiaries, and expenses related to fees of Glass & Associates in an amount up to $200,000 in an any calendar month incurred in the first three calendar months after the Closing Date.
          “EBITDA-CapEx Level”: the difference between Consolidated EBITDA for a given period and the Capital Expenditures of the Loan Parties for such period.
          “EBITDAR”: for any period, on a consolidated basis for the Loan Parties, Adjusted Net Earnings from Operations for such period plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that period (but without duplication), the sum of interest expense, federal, state, local and foreign income tax expense, depreciation, amortization, non-cash compensation expenses, and other identified non-cash items not otherwise included which are acceptable to (x) the ABL Facility Agent at any time prior to the BofA Loan Termination Date and (y) at any time thereafter, the Initial Lenders, and restructuring expenses (including professional fees and up to $8,600,000 related to impairments to Net Working Capital related to the Shutdown Subsidiaries).
          “Eligible Cash Collateral”: cash representing proceeds of Collateral or proceeds from such other source of funding which is satisfactory to the Initial Lenders and the ABL Facility Agent, each in the exercise of their reasonable discretion, that is deposited into a demand deposit, money market or other account in ABL Facility Agent’s name and subject to the ABL Facility Agent’s Liens; provided that the term “Eligible Cash Collateral” shall not include (i) any cash (a) to the extent that the ABL Facility Agent does not have therein a valid, enforceable first priority Lien, (b) to the extent that any defense, counterclaim, setoff or dispute exists or is asserted with respect thereto or (c) that it is subject to any Lien of any Person, other than Liens in favor of the ABL Facility Agent and the Administrative Agent or that is not owned by a Loan Party or (ii) any Cash Collateral that is securing letters of credit issued and outstanding under the ABL Facility Agreement.
          “Eligible Interest Capitalization Period”: (a) initially, the period beginning on the Closing Date and ending on December 31, 2006; and (b) thereafter, each period beginning on the day after the end of the immediately preceding Eligible Interest Capitalization Period and ending on the Interest Payment Date nearest to the date that is the earlier of (x) six months after the end of the immediately preceding Eligible Interest Capitalization Period and (y) the third anniversary of the Closing Date.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, are now or may at any time hereafter be in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to or required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eton Park”: collectively, Eton Park Fund, L.P. and Eton Park Master Fund, Ltd.
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
          “Facility”: the Term Commitments and the Loans made thereunder.
          “Flagg Street”: collectively, Flagg Street Partners LP, Flagg Street Partners Qualified LP and Flagg Street Offshore, L.P.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Goochland Project”: that certain construction project that is the subject of an Agreement, dated December 12, 2003, by and between the County of Goochland, Virginia, as the owner, and Bryant Electric Company, Inc., as the contractor.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A-1.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Initial Lenders”: Eton Park and Flagg Street.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercreditor Agreement”: an Intercreditor Agreement to be executed and delivered by the Borrower, each Subsidiary Guarantor, the ABL Facility Agent, the initial lenders under the ABL Facility Agreement, the Administrative Agent and the Initial Lenders on the Closing Date, substantially in the form of Exhibit G.
          “Interest Payment Date”: as to any Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan.
          “Investments”: as defined in Section 6.7.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, restriction, covenant, easement, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          “Loan”: as defined in Section 2.1.
          “Loan Documents”: this Agreement, the Security Documents and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, radioactivity, molds and any other substances, materials or wastes that are regulated pursuant to or could give rise to liability under any Environmental Law.
          “Maturity Date”: May 12, 2013.
          “Modified Net Working Capital”: at any date of determination, without duplication, (i) the sum for any Person and its consolidated Subsidiaries, of (A) the unpaid face amount (including retentions) of all accounts receivable of such Person and its consolidated Subsidiaries as at such date of determination, plus (B) the amount of all inventory of such Person and its consolidated Subsidiaries as at such date of determination, plus (C) the aggregate amount of all contract underbillings of such Person and its consolidated Subsidiaries as at such date of determination minus (ii) the sum, for such Person and its consolidated Subsidiaries, of (A) the aggregate amount of all contract overbillings of such Person and its consolidated Subsidiaries as at such date of determination, plus (B) the aggregage amount of outstanding and unpaid claims up to $3,000,000 of such Person and its consolidated Subsidiaries related to the Goochland Project, in each case determined on a consolidated basis in accordance with GAAP.
          “Mortgaged Property”: the real property listed on Schedule 1.1C, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
          “Mortgage”: Each mortgage and/or deed of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Negative EBITDA-CapEx Level”: as defined in Section 2.8(c).
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such cash or Cash Equivalents paid or delivered pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking or consultant fees, amounts actually applied to the repayment of any Indebtedness secured by a Lien expressly permitted hereunder (other than the Liens under the Security Documents and the Liens securing the obligations under the ABL Facility Agreement) on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking or consultant fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Net Working Capital”: at any date of determination, without duplication, (i) the sum, for any Person and its consolidated Subsidiaries, of (A) cash or Cash Equivalents of such Person and its consolidated Subsidiaries as at such date of determination, plus (B) the unpaid face amount of all accounts receivable of such Person and its consolidated Subsidiaries as at such date of determination, plus (C) the amount of all inventory of such Person and its consolidated Subsidiaries as at such date of determination, plus (D) the aggregate amount of all contract underbillings of such Person and its consolidated Subsidiaries as at such date of determination, plus (E) the aggregate amount of prepaid expenses of such Person and its consolidated Subsidiaries as at such date of determination plus (F) the aggregate amount of all prepaid items to Chubb of such Person and its consolidated Subsidiaries as at such date of determination, minus (ii) the sum, for such Person and its consolidated Subsidiaries, of (A) the aggregate amount of Indebtedness outstanding under the ABL Facility Agreement as at such date of determination, plus (B) the unpaid amount of all accounts payable of such Person and its consolidated Subsidiaries as at such date of determination, plus (C) the aggregate amount of all accrued expenses of such Person and its consolidated Subsidiaries as at such date of determination, plus (D) the aggregate amount of all contract overbillings of such Person and its consolidated Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term Indebtedness and all accrued interest and federal, state, local and foreign income taxes) plus (E) the aggregate amount of accrued contract losses of such Person and its consolidated Subsidiaries as at such date of determination plus (F) the aggregate amount of all restructuring expenses (including professional fees) incurred in connection with the Cases and unpaid by such Person and its consolidated Subsidiaries as at such date of determination, in each case determined on a consolidated basis in accordance with GAAP.
          “Non-Excluded Taxes”: as defined in Section 2.12(a).
          “Non-U.S. Lender”: as defined in Section 2.12(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Aggregate Principal Amount Outstanding and interest accruing after the filing of any petition in bankruptcy, or the commencement of any bankruptcy, insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 9.6(c).
          “Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Petition Date”: as defined in the recitals hereto.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Plan Effective Date”: the date on which the Plan of Reorganization became effective as provided therein.
          “Plan of Reorganization”: as defined in the recitals hereto.
          “Principal Stockholders”: Fidelity Management & Research Co., Southpoint Capital Advisors LP, Tontine Capital Partners L.P. and their respective Affiliates.
          “Pro Forma Balance Sheet”: as defined in Section 3.1(a).
          “Pro Forma Statement of Operations”: as defined in Section 3.1(a).
          “Projections”: as defined in Section 5.2(b).
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim arising from a single event or a series of related events or any condemnation proceeding, in each case, relating to any asset of any Group Member that yields gross proceeds to any Group Member in excess of $250,000.
          “Register”: as defined in Section 9.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Aggregate Principal Amount Outstanding pursuant to Section 2.6(a) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire or repair tangible capital assets useful in its business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair tangible capital assets useful in the Borrower’s business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair tangible capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Parties”: as defined in Section 8.3.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Repayment Option”: the Lenders’ option to demand repayment in full in cash of the Aggregate Principal Amount Outstanding as described in Section 2.3.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Term Commitments then in effect and (b) thereafter, the Aggregate Principal Amount Outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Residential EBIT”: solely with respect to the Residential Subsidiaries, for any period, on a consolidated basis, Adjusted Net Earnings from Operations for such period plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that period (but without duplication), the sum of federal, state, local and foreign income tax expense, interest expense and other identified non-cash items not otherwise included which are acceptable to (x) the ABL Facility Agent at any time prior to the BofA Loan Termination Date and (y) at any time thereafter, the Initial Lenders.
          “Residential Subsidiaries”: the Subsidiaries of the Borrower listed on Schedule 1.1E.
          “Responsible Officer”: the chief executive officer, president, general counsel or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.
          “Restricted Payments”: as defined in Section 6.6.

          “Restructuring Expenses Reserve”: on any date of determination thereof, an amount equal to difference between (i) the sum of all restructuring expenses (including professional fees) incurred in connection with the Cases and unpaid by the Loan Parties as of such date and (ii) the aggregate amount of Cash Collateral on deposit in all Cash Collateral Accounts in excess of $20,000,000 on such date. If at any date of determination the aggregate amount of Cash Collateral on deposit in all Cash Collateral Accounts in excess of $20,000,000 on such date is greater than the sum of all restructuring expenses (including professional) incurred in connection with the Cases and unpaid by the Loan Parties as of such date, then the Restructuring Expense Reserve shall be $0.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Second Lien Net Cash Proceeds”: in connection with an Asset Sale or a Recovery Event, Net Cash Proceeds net of amounts actually (i) deposited in the Cash Collateral Account in an amount not to exceed the book value of any Eligible Accounts and any Eligible Inventory (as each such term is defined in the ABL Facility Agreement) subject of such Asset Sale or Recovery Event and (ii) applied to repay the revolving loans outstanding under the ABL Facility Agreement.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Convertible Notes”: the Series A 6.5% Senior Convertible Notes due 2014 and Series B 6.5% Senior Convertible Notes due 2014 issued by the Borrower, together with the subsidiary guarantees thereof.
          “Shutdown EBIT”: solely with respect to the Shutdown Subsidiaries, for any period, on a consolidated basis, Adjusted Net Earnings from Operations for such period plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that period (but without duplication), the sum of interest expense, federal, state, local and foreign income tax expense and other identified non-cash items not otherwise included which are acceptable to (x) the ABL Facility Agent at any time prior to the BofA Loan Termination Date and (y) at any time thereafter, the Initial Lenders.
          “Shutdown Subsidiaries”: the Subsidiaries of the Borrower listed on Schedule 1.1F.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any ABL Facility.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.
          “Surety Bond”: any surety bond, insurance policy, indemnity agreement, guaranty, letter of credit or other instrument provided by a third party (that is, excluding an Affiliate of the obligor) to an obligee to assure the payment by and/or performance of an obligor.
          “Surety Collateral”: (a) all of the right, title and interest of the Loan Parties in and to all existing and future Bonded Contracts and associated contract rights, (b) Bonded Accounts, (c) all claims, rights and choses in action against any account debtor on any Surety Bond or against any other Person with respect to any Surety Bond or Bonded Contract, (d) to the extent assignable (other than to the extent that any such prohibition and assignment term would be rendered ineffective pursuant to applicable law) all rights and actions that any Loan Party may have or acquire in any subcontract, purchase order or other agreement in connection with any Bonded Contract and against any subcontract, purchase order or other agreement with any Person furnishing or agreeing to furnish or supply vehicles, labor, supplies, machinery or other inventory or equipment in connection with or on account of any Bonded Contract, and against any surety or sureties of any such subcontractor, laborer or other Person, (e) Bonded Equipment, (f) Bonded Inventory, (g) any and all books, accounts, computer software and other computer stored information, and any and all drawings, plans, specifications, shop and as-built drawings, in each case, used in or necessary to fully perform all obligations and services required of any Loan Party under the Bonded Contracts, (h) all progress schedules, work in process schedules (including, but not limited to, estimates of completion costs), accounts receivable ledgers, accounts payable ledgers and estimates of completion costs relating to any and all Bonded Contracts, and (i) any and all proceeds (other than such proceeds which are negotiable instruments or cash or Cash Equivalents in the possession or control of the ABL Facility Agent or the Administrative Agent, as applicable) remaining due to the Group Members and products arising with respect thereto.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

          “Term Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $53,000,000.
          “Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the Term Commitments (or, at any time after the Closing Date, the percentage which such Lender’s Aggregate Principal Amount Outstanding constitutes of the total Aggregate Principal Amount Outstanding of all of the Lenders).
          “Transactions”: the consummation of the Plan of Reorganization, including the entering into and funding of the ABL Facility and the Loans hereunder and all related transactions contemplated thereby and hereby.
          “Transferee”: any Assignee or Participant.
          “United States”: the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2 Other Definitional Provisions.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS
          2.1 Term Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (each, a “Loan” and collectively, the “Loans”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender.
          2.2 Procedure for Loan Borrowing. The Borrower shall give the Administrative Agent and the Initial Lenders irrevocable notice (which notice must be received by the Administrative Agent and the Initial Lenders prior to 1:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Initial Lenders make the Loans on the Closing Date in a single drawing and specifying the amount to be borrowed. Not later than 3:00 P.M., New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Initial Lender. The Administrative Agent shall disburse by wire transfer of immediately available funds to an account specified by the Borrower the aggregate of the amounts made available to the Administrative Agent by the Initial Lenders in immediately available funds.
          2.3 Maturity Date. The Aggregate Principal Amount Outstanding of each Lender shall mature on the Maturity Date; provided that at any time on or after the fourth anniversary of the Closing Date, the Required Lenders may, upon not less than sixty days’ written notice to the Borrower, exercise the Repayment Option.
          2.4 Fees, etc. The Borrower agrees to pay the fees in the amounts and on the dates as set forth in any fee agreements between the Borrower and the Administrative Agent and/or among the Borrower and the Initial Lenders, and to perform any other obligations contained therein.
          2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Aggregate Principal Amount Outstanding, in whole or in part, subject to payment of the amounts required by Section 2.7, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, five Business Days prior thereto. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with payment of (i) any cash interest (as opposed to paid in kind interest) that has accrued to the date of such prepayment on the Aggregate Principal Amount Outstanding so prepaid and (ii) all amounts required to be paid pursuant to Section 2.7(a). Partial prepayments of Aggregate Principal Amount Outstanding shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.
          2.6 Mandatory Prepayments(a) . (a) (i) If on any date prior to the BofA Loan Termination Date, any Group Member shall receive Second Lien Net Cash Proceeds from any Asset Sale, (x) 33 1/3% of such Second Lien Net Cash Proceeds from such Asset Sale shall be applied on such date toward the prepayment of the Aggregate Principal Amount Outstanding, (y) 33 1/3% of such Second Lien Net Cash Proceeds shall be retained by the Borrower for general corporate purposes and (z) 33 1/3% shall be deposited into the Cash Collateral Account. If on any date after the BofA Loan Termination Date any Group Member shall receive Net Cash Proceeds from any Asset Sale, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Aggregate Principal Amount Outstanding.
          (ii) If on any date prior to the BofA Loan Termination Date any Group Member shall receive Second Lien Net Cash Proceeds from any Recovery Event, 100% of such Second Lien Net Cash Proceeds shall be applied on such date toward the prepayment of the Aggregate Principal Amount Outstanding. If on any date after the BofA Loan Termination Date any Group Member shall receive Net Cash Proceeds from any Recovery Event, 100% of such Net Cash

Proceeds shall be applied on such date toward the prepayment of the Aggregate Principal Amount Outstanding. Notwithstanding the foregoing, (x) the Borrower may, pursuant to one or more Reinvestment Notices, retain up to $1,000,000 from Recovery Events in any fiscal year of the Borrower and (y) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Aggregate Principal Amount Outstanding as set forth in Section 2.6(b).
          (b) If (x) after the Closing Date, Second Lien Net Cash Proceeds shall have been deposited into the Cash Collateral Account and (y) either contemporaneously with or at any time after such deposit, any amount shall be released from the Cash Collateral Account by the ABL Facility Agent to be turned over to the Borrower other than in connection with a refinancing of the ABL Facility (which refinancing requires that a cash collateral account substantially similar to the Cash Collateral Account be established), an amount equal to the lesser of the amount deposited and the amount released shall be applied on the date of release toward the prepayment of the Aggregate Principal Amount Outstanding.
          (c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied to the prepayment of the Aggregate Principal Amount Outstanding in accordance with Section 2.10(b). Each prepayment of the Aggregate Principal Amount Outstanding under this Section 2.6 shall be accompanied by payment at such time of (i) any cash interest (as opposed to paid in kind interest) that has accrued to the date of such prepayment on the amounts so prepaid and (ii) all amounts required to be paid pursuant to Section 2.7(a).
          2.7 Additional Terms Relating to Prepayments.
          (a) In the event that all or any of Aggregate Principal Amount Outstanding is voluntarily or mandatorily prepaid under Sections 2.5 or 2.6 for any reason at any time following the Closing Date, the Borrower shall at such time pay an additional amount equal to: (i) 5.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs on or prior to the first anniversary of the Closing Date; (ii) 4.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; (iii) 3.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date; (iv) 2.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the third anniversary of the Closing Date but on or before the fourth anniversary of the Closing Date; (v) 1.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the fourth anniversary of the Closing Date but on or before the fifth anniversary of the Closing Date; and (vi) 0.5% of the amount of Aggregate Principal Amount Outstanding prepaid, if such prepayment occurs after the fifth anniversary of the Closing Date but on or before the sixth anniversary of the Closing Date; provided that the Borrower shall not be required to pay the amounts set forth in clauses (iv), (v) or (vi) if such prepayment occurs solely as a result of the exercise of the Repayment Option under Section 2.3.
          (b) If, after giving effect to any optional or mandatory prepayment under Sections 2.5 or 2.6, the Aggregate Principal Amount Outstanding is less than $12,000,000, then the Borrower shall immediately prepay in full in cash the Aggregate Principal Amount Outstanding. The Borrower shall, together with such prepayment, also pay (i) any cash interest (as opposed to paid in kind interest) that has accrued to the date of the prepayment on the Aggregate Principal Amount Outstanding so prepaid and (ii) all amounts required to be paid pursuant to Section 2.7(a).
          2.8 Interest Rates and Payment Dates.

          (a) The Aggregate Principal Amount Outstanding shall bear interest at the Applicable Interest Rate; provided that if either or both paragraphs (b) and (c) of this Section 2.8 shall be applicable, the Aggregate Principal Amount shall bear interest at the Adjusted Applicable Interest Rate as therein provided.
          (b) If at any time the amount outstanding under the ABL Facility exceeds the ABL Facility Amount at such time (exclusive of any letters of credit issued under the ABL Facility in connection with or to (i) insurance contracts, (ii) surety bonds, (iii) any of the Loan Parties’ self-insurance program or (iv) vendors for purposes of purchases of products and services and customers to secure performance, in each case in the ordinary course of business), then the Adjusted Applicable Interest Rate under the Facility shall be for the next succeeding fiscal quarter of the Borrower an amount equal to the sum of (I) the Applicable Interest Rate or, if Section 2.8(c) is in effect, the Adjusted Applicable Interest Rate determined pursuant to such section, and (II) the product of (x) a whole number equal to the difference between (i) the peak amount outstanding under the ABL Facility in such earlier fiscal quarter of the Borrower and (ii) the ABL Facility Amount (with such difference to be divided by $1,000,000 and rounded up to the next whole number) and (y) 0.10%.
          (c) If, as of the end of any fiscal quarter ending on or prior to December 31, 2006, the EBITDA-CapEx Level for such quarter is less than zero (a “Negative EBITDA-CapEx Level”), then the Adjusted Applicable Interest Rate under the Facility effective as of the first day of the next succeeding fiscal quarter shall be an amount equal to the sum of (I) the Applicable Interest Rate or, if Section 2.8(b) is in effect, the Adjusted Applicable Interest Rate determined pursuant to such section, and (II) the product of (x) the sum of the absolute values of all Negative EBITDA-CapEx Levels since January 1, 2006 through December 31, 2006 (with such amounts to be divided by $1,000,000 and rounded up to the next whole number) and (y) 0.15%. If the Adjusted Applicable Interest Rate under this paragraph (c) shall become effective, it shall remain in effect until the earlier of (i) the Maturity Date and (ii) the first day of the fiscal quarter immediately following the end of two consecutive fiscal quarters of the Borrower in which the EBITDA-CapEx Level exceeded zero and the cumulative EBITDA-CapEx Level from the Closing Date until the end of the second such fiscal quarter is greater than the absolute value of the cumulative Negative EBITDA-CapEx Levels; provided that, if the EBITDA Cap-Ex Level is greater than zero for more than two consecutive fiscal quarters, but the cumulative EBITDA-CapEx Level from the Closing Date until the end of the second such fiscal quarter is less than zero, the Adjusted Applicable Interest then in effect shall be reduced by the product of (x) the EBITDA-CapEx Levels for such fiscal quarters (with such amounts to be divided by $1,000,000 and rounded up to the next whole number) and (y) 0.15%; provided that such Adjusted Applicable Interest Rate shall not be less than the Applicable Interest Rate.
          (d) (i) If all or a portion of the Aggregate Principal Amount Outstanding shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Aggregate Principal Amount Outstanding (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 2% and (ii) if all or a portion of any interest payable on the Aggregate Principal Amount Outstanding, any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.8 plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (e) Interest shall be payable in arrears on each Interest Payment Date; provided that for the initial Eligible Interest Capitalization Period, interest accruing on the Aggregate Principal Amount Outstanding shall be capitalized and, for each Eligible Interest Capitalization Period thereafter, interest accruing on the Aggregate Principal Amount Outstanding shall be capitalized at the Borrower’s option for subsequent Eligible Interest Capitalization Periods only if the Borrower shall have provided written notice to the Administrative Agent and the Initial Lenders of the exercise of such option not less than 10 Business Days prior to the commencement of each such subsequent Eligible Interest Capitalization Period. Notwithstanding anything to the contrary contained in this paragraph (e):
          (i) if as of the end of any fiscal quarter ending on or prior to December 31, 2006, there is a Negative EBITDA-CapEx Level, the option of capitalizing interest shall be terminated immediately until the earlier of (x) the Maturity Date and (y) the first day of the fiscal quarter immediately following the end of two consecutive fiscal quarters of the Borrower in which the EBITDA-CapEx Level exceeded zero and such EBITDA-CapEx Level for such two fiscal consecutive fiscal quarters is greater in the aggregate than the absolute value of the cumulative Negative EBITDA-CapEx Level; provided that notwithstanding that there may be a Negative EBITDA-CapEx Level as of the fiscal quarter ended March 31, 2006, interest accruing on the Aggregate Principal Amount Outstanding shall be capitalized for the initial Eligible Interest Capitalization Period at a rate equal to the Adjusted Applicable Interest Rate plus 0.50%; provided further that, after the initial Eligible Interest Capitalization Period, interest accruing on the Aggregate Principal Amount Outstanding for subsequent Eligible Interest Capitalization Periods shall be at an interest rate equal to (x) the Adjusted Applicable Interest Rate, if such interest is to be paid in cash during such Eligible Interest Capitalization Period, or (y) the Adjusted Applicable Interest Rate plus 0.50%, if such interest is to be capitalized during such Eligible Interest Capitalization Period at the Borrower’s option, except that, with respect to clause (y), the Adjusted Applicable Interest Rate shall not be increased by 0.50% for subsequent Eligible Interest Capitalization Periods if the EBITDA-CapEx Level exceeds zero for two consecutive fiscal quarters after the fiscal quarter ended March 30, 2006 and such EBITDA-CapEx Level for such two fiscal consecutive quarters is greater in the aggregate than the absolute value of the cumulative Negative EBITDA-CapEx Level from January 1, 2006 through the fiscal quarter ended March 31, 2006 and any subsequent fiscal quarters of the Borrower in which there were Negative EBITDA-CapEx Levels; and
          (ii) if an Event of Default shall have occurred and be continuing, the option to capitalize interest shall be suspended automatically as of the date of such Event of Default for such Eligible Interest Capitalization Period and any subsequent Eligible Interest Capitalization Period during which such Event of Default shall be continuing and interest shall be payable in arrears in immediately available funds beginning on the next Interest Payment Date after the Event of Default, or upon acceleration, and in the case of interest payable pursuant to Section 2.8(d), on demand.
          2.9 Computation of Interest and Fees(a) . (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and amount of any change in the Applicable Interest Rate as a result of the adjustments made pursuant to Section 2.8.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the adjustments made to the Applicable Interest Rate under Section 2.8(b) or (c).

          2.10 Pro Rata Treatment and Payments(a) . (a) Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any fee payable to the Lenders shall be made pro rata according to the respective Term Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Aggregate Principal Amount Outstanding shall be made pro rata according to the Aggregate Principal Amount Outstanding of the respective Lenders. Amounts so prepaid may not be reborrowed.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
          2.11 Requirements of Law(a) . (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.12 and changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.11, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.11 shall survive the termination of this Agreement and the payment of the Aggregate Principal Amount Outstanding and all other amounts payable hereunder.
          2.12 Taxes.
          (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any other applicable U.S. Internal Revenue Service Forms (including, without limitation, U.S. Internal Revenue Service Form W-81MY) or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (g) The agreements in this Section 2.12 shall survive the termination of this Agreement and the payment of the Aggregate Principal Amount Outstanding and all other amounts payable hereunder.
          2.13 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11 or 2.12(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.13 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.11 or 2.12(a).
          2.14 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.12(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.13 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.11 or 2.12(a), (iv) the replacement financial institution shall purchase, at par, the Aggregate Principal Amount Outstanding owing to such Lender and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent (at the direction of the Required Lenders), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
          3.1 Financial Condition.
          (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries attached to the Disclosure Statement as at the date set forth therein (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Initial Lenders, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made and the ABL Facility to be consummated on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on reasonable estimates and assumptions and the most current information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the date set forth therein, assuming that the events specified in the preceding sentence had actually occurred at such date. The pro forma statement of operations attached to the Disclosure Statement for the seven-month period ending on the date set forth therein (including the notes thereto) (the “Pro Forma Statement of Operations”), copies of which have heretofore been furnished to the Initial

Lenders, has been prepared giving effect (as if such events had occurred on the date set forth therein) to (i) the consummation of the Transactions, (ii) the Loans to be made and the ABL Facility to be consummated on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Statement of Operations has been prepared based on reasonable estimates and assumptions and the most current information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated results of operations of Borrower and its consolidated Subsidiaries for the period set forth therein, assuming that the events specified in the preceding sentence had actually occurred on the date set forth therein.
          (b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at September 30, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph. During the period from January 1, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
          3.2 No Change. Since January 1, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect other than any change of the type that customarily occurs as a result of the commencement of the Cases.
          3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Bankruptcy Court approval, (ii) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (iii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          3.6 Litigation. Other than the Bankruptcy Court consideration of the Plan of Reorganization and any other litigation described in the Disclosure Statement, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          3.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3. Schedule 1.1C lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $100,000.
          3.9 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the Borrower’s knowledge, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
          3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan, excluding each Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code. To the knowledge of the Borrower, each Multiemployer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.15 Subsidiaries. Except as disclosed to the Administrative Agent and the Initial Lenders by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any

Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents or as disclosed on Schedule 3.15.
          3.16 Use of Proceeds. The proceeds of the Loans shall be used to finance the Loan Parties’ obligations under the Plan of Reorganization, including to repay in full the holders of the Senior Convertible Notes, and to pay related fees and expenses arising from this Facility and for general corporate purposes.
          3.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) each Group Member: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of it will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained;
          (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property currently or formerly owned, leased or operated by any Group Member or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, or (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property owned or leased by any Group Member;
          (c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened;
          (d) no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;
          (e) no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law; and
          (f) no Group Member has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.
          3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Disclosure Statement, the financial statements identified in

Section 3.1 or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          3.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for its benefit and for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the ABL Facility Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, subject to the Intercreditor Agreement and except for Liens permitted by Section 6.3, including the Liens securing the obligations under the ABL Facility Agreement.
          (b) Each Mortgage is effective to create in favor of the Administrative Agent, for its benefit and for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, and when such Mortgage is filed in the offices specified on Schedule 3.19(c), such Mortgage shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Property described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens permitted by Section 6.3, including the Liens securing the obligations under the ABL Facility Agreement.
          3.20 Solvency. The Borrower is, and the Borrower and its Subsidiaries taken as a whole are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.
          3.21 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Plan of Reorganization, the Confirmation Order and the ABL Facility Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
          (a) Credit Agreement; Loan Documents. The Administrative Agent and the Initial Lenders shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iii) the Intercreditor Agreement executed and delivered by each party thereto.
          (b) DIP Credit Facility. The Initial Lenders shall have received satisfactory evidence that (i) the DIP Credit Facility and all commitments thereunder shall have been terminated and all amounts thereunder shall have been repaid or otherwise satisfied in full and all Liens and security interests granted in connection therewith shall have been terminated or released or (ii) the DIP Credit Facility shall have been converted, pursuant to the Plan of Reorganization, into a commitment to provide the ABL Facility to the Loan Parties after the Closing Date, and no pre-petition indebtedness, debtor-in-possession financing or other claims against the Loan Parties shall remain outstanding as obligations of the Loan Parties, except to the extent converted as set forth in clause (ii) above, outstanding letters of credit deemed issued under the ABL Facility or as otherwise specifically contemplated by the Plan of Reorganization.
          (c) Plan of Reorganization; Confirmation Order. The Confirmation Order confirming the Plan of Reorganization (i) shall be in form and substance reasonably satisfactory to the Initial Lenders and shall authorize the Loan Parties to execute and deliver this Agreement and perform their obligations hereunder and (ii) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay, the period for appealing the Confirmation Order shall have elapsed and the Confirmation Order shall have become a Final Order (as defined in the Plan of Reorganization in effect on the date hereof). No provision of the Plan of Reorganization shall have been amended, supplemented or otherwise modified in any material respect that is adverse to the Lenders without the prior consent of the Initial Lenders. The Plan Effective Date shall have occurred (and all conditions precedent thereto as set forth in the Plan of Reorganization shall have been satisfied) or shall occur simultaneously with the closing of the Facility. The documentation to effect the Plan of Reorganization including, without limitation, the ABL Facility Agreement, shall have reasonably satisfactory terms and conditions, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect without approval of the Initial Lenders. The capitalization, structure and equity ownership of each Loan Party, and the organizational documents and senior management of the Loan Parties, after the consummation of the Plan of Reorganization, shall be consistent in all material respects with the description set forth in the Disclosure Statement.
          (d) Financial Statements. The Initial Lenders shall have received (i) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the most recent financial statements delivered to the Initial Lenders, provided that at least 45 days have elapsed since the end of such quarter, and (ii) any budgets, projections or any other financial information delivered to Bank of America, N.A. during the Cases.
          (e) Approvals. All governmental and third party approvals necessary in connection with the Transaction, the financing contemplated thereby and hereby and the continuing operations of the Group Members (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof or any of the transactions contemplated hereby.
          (f) Lien Searches. The Initial Lenders shall have received the results of a recent lien search in each relevant jurisdiction where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by the ABL Facility, Section 6.3 hereof or otherwise permitted by the Loan Documents.
          (g) Fees. The Administrative Agent and the Initial Lenders shall have received all fees and expenses (including the reasonable fees and expenses of legal counsel) required to be paid for which invoices have been presented two Business Days before the Closing Date.
          (h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Initial Lenders shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization. The Administrative Agent shall be reasonably satisfied with the form and substance of the certificates of incorporation and by-laws or other applicable organizational documents of each Loan Party.
          (i) Legal Opinions. The Administrative Agent and the Initial Lenders shall have received the following executed legal opinions:
          (i) the legal opinion of Vinson & Elkins LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and
          (ii) the legal opinions of local counsel in Maryland and of such other special and local counsel as may be required by the Administrative Agent or the Initial Lenders.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Initial Lenders may reasonably require.
          (j) Pledged Stock; Stock Powers; Pledged Notes. The ABL Facility Agent shall have received (a) (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Initial Lenders to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), subject to the Intercreditor Agreement, shall be in proper form for filing, registration or recordation.
          (l) Mortgages, etc. The Administrative Agent and the Initial Lenders shall have received a Mortgage with respect to the Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

          (m) Insurance. The Initial Lenders and the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.
          (n) Other Documents. The Administrative Agent and the Initial Lenders shall have received such documents and other instruments as the Administrative Agent, the Initial Lenders or their respective counsel may reasonably request.
          (o) Representations and Warranties. Each of the representations made by any Loan Party in or pursuant to the Loan Documents including, without limitation, the material adverse change and litigation representations shall be true and correct in all material respects as of the Closing Date.
          (p) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date after giving effect to the Loans made on the Closing Date.
          (q) The ABL Facility. The ABL Facility Agreement shall provide for a revolving commitment for the Borrower in an aggregate principal amount not to exceed $80,000,000 and shall otherwise be on terms and conditions reasonably satisfactory to the Initial Lenders.
Notwithstanding the foregoing, certain conditions specified in this Section 4.1 may be satisfied on the date(s) required by Section 5.10.
SECTION 5. AFFIRMATIVE COVENANTS
                 The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
                 5.1 Financial Statements. Furnish to the Administrative Agent for the benefit of each Lender:
          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;
          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
          (c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower (but within 60 days after the last month in the Borrower’s fiscal year), the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject in the case of unaudited financial statements to normal year-end audit adjustments and the absence of footnotes.
                 5.2 Certificates; Other Information. Furnish to the Administrative Agent for the benefit of each Lender (or, in the case of clause (g), to the relevant Lender):
          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a copy of the accountants’ letter to Borrower’s management that is prepared in connection with such financial statements and a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 6.1, except as specified in such certificate;
          (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (w) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, including, without limitation, calculations of the EBITDA-CapEx Level for each such fiscal quarter or fiscal year and the peak amount outstanding under the ABL Facility during each fiscal quarter, as the case may be, (x) to the extent not previously disclosed to the Administrative Agent and the Initial Lenders, a description of any change in the jurisdiction of organization of any Loan Party, the name or corporate structure of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (x) (or, in the case of the first such report so delivered, since the Closing Date), (y) to the extent not previously disclosed to the Administrative Agent and the Initial Lenders, certifications that no property of the type described in Section 5.9 as to which the Administrative Agent does not have a perfected Lien pursuant to the Security Documents has been acquired and (z) no Subsidiary, including an Excluded Foreign Subsidiary, has been formed or acquired or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of Section 5.9 with respect thereto.
          (c) as soon as available, but in any event no later than 15 days prior to the end of each fiscal year of the Borrower, projections with respect to the forthcoming three fiscal years, year by year, of the Borrower and for the forthcoming fiscal year, month by month (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
    (d) within 45 days after the end of the first three fiscal quarters of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
    (e) promptly prior to the execution thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the ABL Facility;
    (f) promptly after the sending or filing thereof, as the case may be, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and copies of all financial statements and reports that the Borrower may make to, or file with, the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange;
    (g) promptly after the sending or filing thereof and upon the request of the Administrative Agent or the Initial Lenders, the Borrower shall also furnish copies of any annual report to be filed in accordance with ERISA in connection with each Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and
    (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including, without limitation, taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender upon reasonable advance notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, but only during normal business hours, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
    (a) the occurrence of any Default or Event of Default;
    (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
    (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
    (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;
    (e) the following events: (i) any Governmental Authority has identified Borrower as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased, or operated by the Borrower; (ii) any Governmental Authority may deny any Environmental Permit held by, or is refusing to renew any Environmental Permit sought by, Borrower; or (iii) any property owned, leased, or operated by the Borrower is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including without limitation the National Priorities List (“NPL”) and the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority; and
    (f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          5.8 Environmental Laws.
          (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          (c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to any Group Member or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any Group Member.
          5.9 Additional Collateral, etc.
          (a) With respect to any property acquired after the Closing Date by any Group Member of the type constituting Collateral under the Guarantee and Collateral Agreement (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Section 6.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for its benefit and for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Lenders such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Initial Lenders deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the Lenders, a perfected security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Initial Lenders.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $100,000 acquired after the Closing Date by any Group Member (or which is owned by a Subsidiary which is acquired by a Group Member) (other than (x) any such real property subject to a Lien expressly permitted by Section 6.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for its benefit and for the benefit of the Lenders, covering such real property and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Initial Lenders deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) prior to the BofA Loan Termination Date, deliver to the ABL Facility Agent and, thereafter, to the Administrative Agent, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Initial Lenders and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent or the Initial Lenders, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Initial Lenders.
          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Initial Lenders deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the Lenders, a perfected security interest in the Capital Stock, which shall be a certificated security, of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) prior to the BofA Loan Termination Date, deliver to the ABL Facility Agent and, thereafter, to the Administrative Agent, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Initial Lenders, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent or the Initial Lenders, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Initial Lenders.
          (e) The Borrower hereby agrees (a) that if the ABL Facility Agent or any lender party to the ABL Facility Agreement is granted a Lien in any property of any Loan Party or any other Person as security for the ABL Facility, the Borrower shall ensure that the Administrative Agent, on behalf of the Lenders, shall also promptly receive a Lien in such property, and shall ensure that the Administrative Agent’s Lien in such property shall have the same priority as the other Liens granted to the Administrative Agent hereunder, pursuant to documentation satisfactory to the Administrative Agent in the good faith exercise of its credit judgment, and (b) that if any Person guarantees all or any portion of the ABL Facility, the Borrower shall ensure that a comparable guarantee is promptly obtained in favor of the Administrative Agent and the Lenders, pursuant to documentation satisfactory to the Administrative Agent in the good faith exercise of its credit judgment.
          5.10 Post-Closing Matters. Cause the post-closing matters identified on Schedule 5.10 to be completed on or before the date which is 15 Business Days after the Closing Date (which period may be extended by the Administrative Agent (at the direction of the Initial Lenders) from time to time in its discretion).
SECTION 6. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          6.1 Financial Condition Covenants.

          (a) Minimum Shutdown EBIT. Permit Shutdown EBIT to be less than zero as of the last day of each calendar month ending on or after October 31, 2006.
          (b) Conversion to Cash of Shutdown Subsidiaries Non-Cash Modified Net Working Capital. Permit the Shutdown Subsidiaries to convert their aggregate Modified Net Working Capital existing as of March 31, 2006 to cash in an amount less than the amount set forth below for the corresponding period set forth below as of the last day of such period:

Minimum Non-Cash Net Working Capital
Period	Converted to Cash
March 31, 2006 through October 31, 2006	$17,200,000

March 31, 2006 through November 30, 2006	$18,900,000

March 31, 2006 through December 31, 2006	$20,600,000

March 31, 2006 through January 31, 2007	$22,300,000

March 31, 2006 through February 28, 2007	$22,600,000

March 31, 2006 through March 31, 2007	$23,600,000
          (c) Minimum Commercial EBIT. Permit Commercial EBIT, tested as of the last day of each calendar month for such calendar month, to be less than $1,250,000 for any two consecutive calendar months ending on or after October 31, 2006.
          (d) Minimum Residential EBIT. Permit Residential EBIT, tested as of the last day of each calendar month for such calendar month, to be less than $1,750,000 for any two consecutive calendar months ending on or after October 31, 2006.
          (e) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of each calendar month commencing on October 31, 2006 and calculated on a trailing twelve month calendar basis, to be less than 1.25 to 1.00.
          (f) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, tested monthly on a the last day of each calendar month on a trailing twelve calendar month basis commencing on October 31, 2006, to exceed the ratio set forth below opposite each such calendar month:

Period Ending	Consolidated Leverage Ratio
October 31, 2006	4:75 to 1.00

November 30, 2006	4:75 to 1.00

December 31, 2006	4:75 to 1.00

January 31, 2007	4:75 to 1.00

February 28, 2007	4:75 to 1.00

March 31, 2007	4:75 to 1.00

April 30, 2007 and the last day of each calendar month thereafter	4.25 to 1.00
          (g) Cash Collateral. At any time prior to the BofA Loan Termination Date, permit the Cash Collateral in the Cash Collateral Account to be less than $20,000,000.
          (h) EBITDA-CapEx Level. Permit the EBITDA-CapEx Level to be less than negative $20,000,000 (i) for any fiscal quarter, as of the last day of the second, third or fourth fiscal quarters of the Borrower’s 2006 fiscal year or as of the last day of the first quarter of the Borrower’s 2007 fiscal year or (ii) on a cumulative basis for any consecutive quarters, as measured on the last day of such period, commencing on the first day of the second fiscal quarter of the Borrower’s 2006 fiscal year and ending on the last day of the first quarter of the Borrower’s 2007 fiscal year.
          6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
   (a) Indebtedness of any Loan Party pursuant to any Loan Document;
   (b) Indebtedness of (i) the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary and (iii) of any Loan Party to any other Loan Party.
   (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;
   (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the outstanding principal amount thereof at the time of such refinancing, renewal or extension thereof);
   (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;
   (f) (i) Indebtedness of the Borrower in respect of the ABL Facility in an aggregate amount not to exceed $90,000,000 and any refinancings, renewals or extensions thereof (without increasing the principal amount in excess of $90,000,000 or shortening the maturity thereof); provided that the aggregate amount of outstanding Indebtedness thereunder (exclusive of any letters of credit issued under the ABL Facility in connection with or to (w) insurance contracts, (x) surety bonds, (y) any of the Loan Parties’ self-insurance program or (z) vendors for purposes of purchases of products and services and customers to secure performance and, with respect solely to this clause (z), in an aggregate amount not to exceed $12,000,000 at any one time outstanding, in each case in the ordinary course of business) shall not exceed $25,000,000, which sublimit may be increased to an aggregate amount not to exceed $50,000,000 by adding to the $25,000,000 sublimit no more than 50% of the Net Cash Proceeds received in connection with the issuance of common or preferred stock (other than mandatorily redeemable preferred stock) by the Borrower; provided further that for the initial 45 days after the Closing Date, all reimbursed or unreimbursed letter of credit drawings under the ABL Facility shall be ignored for purposes of determining compliance with the $25,000,000 sublimit set forth in this paragraph (f); provided further that the $25,000,000 sublimit set forth in this paragraph (f) shall be permanently reduced dollar-for-dollar by any Net Cash Proceeds from Asset Sales not either applied to prepay the Aggregate Principal Amount Outstanding or deposited into the Cash Collateral Account and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;
          (g) Indebtedness arising from Surety Bonds procured in the ordinary course of business; and
          (h) unsecured Indebtedness of any Loan Party in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding so long as (i) such Indebtedness does not mature earlier than the fourth anniversary of the Closing Date, (ii) such Indebtedness accrues interest at a rate not to exceed 13% per annum payable in cash and (iii) the terms of such Indebtedness do not provide for any amortization or repayment while the Loans are outstanding.
                 6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of the Administrative Agent;
          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (f) Liens in existence on the date hereof listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
          (h) Liens created pursuant to the Security Documents;
          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
          (j) Liens securing the Indebtedness under the ABL Facility permitted pursuant to Section 6.2(f) hereof;
          (k) Liens arising from judgments and attachments in connection with court proceedings; provided that (i) the attachment or enforcement of such Liens would not result in an Event of Default hereunder, (ii) such Liens are being contested in good faith by appropriate proceedings, (iii) adequate reserves have been set aside for such court proceeding, (iv) no material assets or property of any Loan Party is subject to a material risk of loss or forfeiture as a result of any such judgment or attachment, (v) the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and (vi) a stay of execution pending appeal or proceeding in respect of any such judgment or attachment for review is in effect;
          (l) Liens in the Surety Collateral securing reimbursement obligations for Surety Bonds procured by a Loan Party in the ordinary course of business;
          (m) Liens securing Indebtedness of a Loan Party to the Borrower or to another Loan Party; and
          (n) Normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collection bank arising under the Uniform Commercial Code on payment items in the course of collection.
                 6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);
          (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5; and
          (c) any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation.

                 6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
          (a) the Disposition of obsolete or worn-out property in the ordinary course of business;
          (b) the sale of inventory in the ordinary course of business;
          (c) Dispositions permitted by clause (i) of Section 6.4(b);
          (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; and
          (e) the Disposition of other property having a fair market value not to exceed $12,000,000 in the aggregate during the term of this Agreement; provided that, if such Disposition is consummated prior to the BofA Loan Termination Date, any Second Lien Net Cash Proceeds from such Disposition shall be applied in accordance with Section 2.6(a) of this Agreement.
                 6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor and (b) the Borrower may repurchase its common stock from employees in order to satisfy their tax obligations arising from their acquisition of such common stock.
                 6.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) investments in Cash Equivalents;
          (c) Guarantee Obligations permitted by Section 6.2;
          (d) loans and advances for business purposes to employees of any Group Member in the ordinary course of business (including for travel, entertainment, commissions and relocation expenses); provided that such loans and advances made to any officer or director of any Group Member shall not exceed $250,000 in the aggregate at any one time outstanding;
          (e) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
          (f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; or

(g) in addition to Investments otherwise expressly permitted by this Section 6.7, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement.
          6.8 Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the ABL Facility or the ABL Facility Agreement, together with all instruments and other agreements entered into by any Group Member in connection therewith (other than as permitted under the Intercreditor Agreement.).
          6.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          6.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
          6.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          6.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than September 30 or change the Borrower’s method of determining fiscal quarters.
          6.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the ABL Facility Agreement and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (d) any agreements governing the issuance of Surety Bonds.
          6.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the ABL Facility Agreement or any agreement governing the issuance of Surety Bonds and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
          6.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Plan of Reorganization) or that are reasonably related thereto.
SECTION 7. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
   (a) the Borrower shall fail to pay any Aggregate Principal Amount Outstanding or any interest thereon when due in accordance with the terms hereof; or any other amount payable hereunder or under any other Loan Document within five Business Days after any such other amount becomes due in accordance with the terms hereof; or
   (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
   (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a), Section 5.7(a) or Section 6 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or
   (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days; or
   (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Aggregate Principal Amount Outstanding) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

          (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Person shall give notice of intent to terminate a Single Employer Plan shall under Section 4041(c) of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
          (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
          (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

    (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
    (k) the Intercreditor Agreement shall cease for any reason to be valid or any Loan Party or any of its Subsidiaries shall so assert in writing; or
    (l) (i)(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) excluding the Principal Stockholders shall become, or obtain rights (whether by means of warrants, options or otherwise) to become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower, (B) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors, or (C) the Borrower shall cease to own and control, of record and beneficially, 100% of each class of outstanding Capital Stock of the Subsidiaries free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement or Liens securing the Indebtedness under the ABL Facility) or (ii) a Specified Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Aggregate Principal Amount Outstanding (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Aggregate Principal Amount Outstanding (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 8. THE ADMINISTRATIVE AGENT
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          8.2 Delegation of Duties. (a) The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care. The exculpatory provisions of this Agreement shall apply to any such agents or attorneys in fact and to their Related Parties. The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Administrative Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC Continuation Statements). The Administrative Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other administrative agents accord similar property. In addition, the Lenders hereby empower and authorize the Administrative Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents, the Intercreditor Agreement and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effectuate the purposes of the Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders in accordance with the terms of this Agreement, the Intercreditor Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
          (b) Each Loan Party will furnish such information about the Collateral, the Loan Parties and any other information the Administrative Agent deems necessary to exercise any of the rights or powers vested in it by the Loan Documents as the Administrative Agent may reasonably request from time to time.
          8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any of the Related Parties under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any other agreements or documents to which it is a party, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Loan Parties and the Lenders (other than the Administrative Agent) of their indemnification obligations hereunder against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action.
          8.4 Reliance by Administrative Agent. The Administrative Agent and its Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing,

resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent and its Related Parties may deem and treat the Lenders set forth in the Register as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and its Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such written advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by all of the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and its Related Parties shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agents nor any of its Related Parties have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, as applicable, in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Aggregate Principal Amount Outstanding shall have been paid in full, ratably in accordance with such Term Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including attorney’s fees and expenses) whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent and/or any of its Related Parties, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Aggregate Principal Amount Outstanding and all other amounts payable hereunder.
          8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent were not an agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall in no event make any make any Loan or other advances hereunder or under any other Loan Documents.
          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders, each of the Initial Lenders (so long as such Initial Lender holds more than 15% of the Aggregate Principal Amount Outstanding at the

time any such amendment, supplement, waiver or consent shall become effective) and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, all of the Initial Lenders (so long as such Initial Lender holds more than 15% of Aggregate Principal Amount Outstanding at the time any such amendment, supplement, waiver or consent shall become effective), the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend any due date of any such interest or fee (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)) without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting or consent rights of any Lender under this Section 9.1 without the written consent of such Lender or Initial Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 8 or Section 9.5 or impose any additional duties or obligations on the Administrative Agent, in each case without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	1800 West Loop South, Suite 500
Houston, Texas 77027
Attention: David A. Miller, Chief Financial Officer
Telecopy: (713) 860-1599
Telephone: (713) 860-1521

Administrative Agent:	Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration

Telecopy: (302) 636-4145
Telephone: (302) 636-6453

Eton Park:	825 Third Avenue, 8th Floor
New York, New York 10022
Attention: Aba Schubert
Telecopy: (212) 756-5488
Telephone: (212) 756-5391

with a copy to:
Attention: David Zalta
Telecopy: (212) 756-5401
Telephone: (212) 756-5302

Flagg Street:	44 Brattle Street
Cambridge, Massachusetts 02138
Attention: Andrew Moss, Esq.
Telecopy: (617) 876-6081
Telephone: (617) 876-6085
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          9.5 Payment of Expenses and Taxes. The Borrower agrees whether or not the transaction completed herein were consummated (a) to pay or reimburse the Administrative Agent and the Initial Lenders for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Initial Lenders and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent or the Initial Lenders shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member, or any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by any Group Member, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 9.5 shall survive repayment of the Aggregate Principal Amount Outstanding and all other amounts payable hereunder.
          9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Aggregate Principal Amount Outstanding at the time owing to it or Term Commitments) without the prior written consent of the Borrower; provided that the consent of the Borrower shall be required in the case of assignments of Term Commitments, which consent shall not be unreasonably withheld or delayed; provided further that no consent of the Borrower shall be required for an assignment to an Initial Lender or an affiliate of an Initial Lender;

    (ii) Assignments shall be subject to the following additional conditions:
    (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent, at the direction of the Required Lenders, otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
    (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
    (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
          For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Aggregate Principal Amount Outstanding owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this

Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.12 unless such Participant complies with Section 2.12(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring a Note to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

          9.7 Adjustments; Set-off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.10 Integration. This Agreement, the Intercreditor Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

           9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
    (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
    (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
    (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
    (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
    (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
           9.13 Acknowledgements. The Borrower hereby acknowledges that:
    (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
    (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
    (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
           9.14 Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

          (b) At such time as the Aggregate Principal Amount Outstanding and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At the request and expense of the Borrower following any such termination, the Administrative Agent shall promptly deliver to the appropriate Loan Party any Collateral held by the Administrative Agent and shall promptly execute and deliver to such Loan Party such documents as the Borrower shall reasonably request to evidence such termination.
          9.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          9.16 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent (on behalf of itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.
          9.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Curt L. Warnock
	Name:	Curt L. Warnock
	Title:	Senior Vice President

WILMINGTON TRUST COMPANY, in its capacity as Administrative Agent
By:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Senior Financial Services Officer
Signature Page for the Credit Agreement

ETON PARK FUND, L.P., by its investment manager Eton Park Capital Management, L.P.
By:	/s/ Marcy Engel
	Name:	Marcy Engel
	Title:	General Counsel

ETON PARK MASTER FUND, LTD., by its investment manager Eton Park Capital Management, L.P.
By:	/s/ Marcy Engel
	Name:	Marcy Engel
	Title:	General Counsel

FLAGG STREET PARTNERS LP, by its general partner Flagg Street Capital LLC
By:	/s/ Andrew Moss
	Name:	Andrew Moss
	Title:	Chief Operating Officer and General Counsel

FLAGG STREET PARTNERS QUALIFIED LP, by its general partner Flagg Street Capital LLC
By:	/s/ Andrew Moss
	Name:	Andrew Moss
	Title:	Chief Operating Officer and General Counsel

FLAGG STREET OFFSHORE L.P., by its general partner Flagg Street Capital LLC
By:	/s/ Andrew Moss
	Name:	Andrew Moss
	Title:	Chief Operating Officer and General Counsel

Signature Page for the Credit Agreement